EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-33682, 33-62496, 333-114107, 333-117818 and 333-150471 on Form S-3, and Nos. 33-30856, 33-38411, 33-38587, 33-44788, 333-47403, 33-52691, 33-30756-02, 33-58187, 333-02873, 333-65424, 333-107414 and 333-144893 on Form S-8, of our reports dated February 20, 2009 (April 28, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, as disclosed in Notes 1, 7, 12, and 19, and the retroactive effect of the new measurement of segment income and reconciliation to pretax income as disclosed in Notes 3 and 22), relating to (1) the consolidated financial statements and financial statement schedule of Bristol-Myers Squibb Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, the adoption of Financial Accounting Standards Board Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective January 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 8-K of the Company for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
April 28, 2009